Exhibit 99.1

Park Sterling Corporation Announces
Record Operating Results for First Quarter 2013

Charlotte, NC – April 25, 2013 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the first quarter of 2013.  Highlights at and for the three months ended March 31, 2013 include:

Highlights
•	Net income available to common shareholders increased 151% from prior quarter to $3.2 million, or $0.07 per share
•	Adjusted net income available to common shareholders, which excludes merger-related expenses, increased 7% from prior quarter to $3.8 million, or $0.09 per share
•	Net interest margin decreased to 4.15% from 4.36% at December 31, 2012
•	Adjusted net interest margin, which excludes accelerated accretion of net acquisition accounting fair market value adjustments, increased to 4.15% from 4.13% at December 31, 2012
•	Nonperforming loans decreased to 1.29% of total loans from 1.31% at December 31, 2012
•	Nonperforming assets decreased to 1.93% of total assets from 2.11% at December 31, 2012
•	Tangible common equity to tangible assets increased to 11.51% from 11.05% at December 31, 2012
•	Completed deployment of new data network utilizing a Citrix®-based private cloud solution
•	Completed conversion of former Citizens South Bank customers to Park Sterling’s Jack Henry SilverLake System® core operating platform
•	Well positioned to pursue discussions regarding potential additional strategic partnerships

“Park Sterling’s first quarter results confirm the progress achieved in executing our growth strategies,” said James C. Cherry, Chief Executive Officer. “We reported record operating results, with adjusted net income available to common shareholders, which excludes merger-related expenses, increasing 7% to $3.8 million, or $0.09 per share, for the three months ended March 31, 2013 compared to the fourth quarter of 2012. Our metropolitan markets continued to post strong results by generating $7.8 million in net loan originations during the period, representing a 7% annualized growth rate. We also posted continued growth and resulting record revenues in both our mortgage banking and wealth management operations. In addition, we benefited from surpassing our targeted $2.5 million in quarterly cost savings from the merger with Citizens South and remain well positioned to invest in future growth opportunities.

Asset quality continued to improve during the first quarter and remains a strength of our company. Nonperforming loans decreased as a percentage of total loans from 1.31% at December 31, 2012 to 1.29% at March 31, 2013.  Nonperforming assets similarly decreased as a percentage of total assets from 2.11% to 1.93%. Approximately 58% of Park Sterling’s loans continue to carry acquisition accounting related net fair market value adjustments, which we believe will help buffer future results against potential loan losses. Adjusted allowance for loan losses, which combines our normal allowance and these loan marks, represented 4.54% of total loans at quarter-end. Annualized net charge-offs for the quarter represented a modest 0.05% of average loans, and we posted a net recovery of 0.08% when adjusting losses for the impact of acquisition accounting related to purchase credit impaired (PCI) loans. Finally, we posted a $428,000 net gain from the operation of OREO for the period, reflecting both continued improvement in our operating markets and prudent carrying values. We continue to believe this mixture of good asset quality and sound reserve levels, combined with our strong capital position and liquidity, provides an excellent foundation for future growth.

Also during the quarter, we implemented a new data network, utilizing a Citrix®-based private cloud solution, and completed conversion of the former Citizens South’s customer base to Park Sterling’s Jack Henry SilverLake® core operating platform. As a result of those successful efforts, Park Sterling is now well positioned to pursue discussions regarding potential additional strategic partnerships. We remain confident in our ability to unite with attractive, like-minded partners that share Park Sterling’s vision of building a full-service regional community bank across our target markets.”

First Quarter 2013 Financial Results

Income Statement

Park Sterling reported a 151% increase in net income available to common shareholders to a record $3.2 million, or $0.07 per share, for the three months ended March 31, 2013 (“2013Q1”).  This compares to net income of $1.3 million, or $0.03 per share, for the three months ended December 31, 2012 (“2012Q4”) and net income of $1.7 million, or $0.05 per share, for the three months ended March 31, 2012 (“2012Q1”).  The increase from 2012Q4 resulted primarily from continued improvements in asset quality, as reflected in a lower provision for loan losses and a net gain from the operation of OREO, and the realization of additional merger cost savings. The increase from 2012Q1 resulted primarily from increased earning assets, higher net interest margin and higher noninterest income associated with the merger with Citizens South Banking Corporation, which was completed on October 1, 2012, combined with continued organic growth.

Park Sterling reported a 7% increase in adjusted net income available to common shareholders, which excludes merger related expenses, to a record $3.8 million, or $0.09 per share, for 2013Q1.  This compares to adjusted net income available to common shareholders of $3.5 million, or $0.08 per share, for 2012Q4 and of $2.4 million, or $0.07 per share, for 2012Q1. The increase in adjusted net income available to common shareholders from 2012Q4 again reflects improvements in asset quality and additional cost savings, while the increase from 2012Q1 primarily reflects higher earning assets, net interest margin and noninterest income associated with the merger with Citizens South, combined with continued organic growth.

Net interest income totaled $17.7 million for 2013Q1, which represented a $1.8 million, or 9%, decrease from $19.5 million for 2012Q4, and a $6.0 million, or 51%, increase from $11.7 million for 2012Q1. Average earning assets decreased $50.6 million, or 3%, from 2012Q4 to $1.7 billion at 2013Q1, which included a $42.0 million, or 3%, decrease in average loans to $1.3 billion, driven by a drop in acquired loans (see “Balance Sheet” below). Average earning assets increased $718.6 million, or 71%, from 2012Q1, which included a $600.2 million, or 80%, increase in average loans, driven by the merger with Citizens South.

Net interest margin was 4.15% in 2013Q1, representing a 21 basis point decrease from 4.36% in 2012Q4 and a 50 basis point decrease from 4.65% in 2012Q1. Adjusted net interest margin, which excludes accelerated interest income, was 4.15% in 2013Q1, representing a 2 basis point improvement from 4.13% in 2012Q4 and an 8 basis point improvement from 4.07% in 2012Q1. Accelerated interest income, which totaled $1.0 million in 2012Q4 and $1.4 million in 2012Q1, primarily reflects accelerated accretion of credit and interest rate marks resulting from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income.  There was no accelerated interest income in 2013Q1.

Provision for loan losses was $309,000 for 2013Q1, compared to $994,000 for 2012Q4 and $123,000 for 2012Q1.  Results for 2013Q1 were driven by $436,000 of provision expense associated with acquired loans resulting from impairment in one of the company’s six PCI loan pools associated with the merger with Community Capital Corporation (Community Capital).  Results for 2012Q4 included $906,000 of provision expense associated with acquired loans, comprised of a $676,000 impairment in two of the company’s six PCI loan pools associated with the merger with Community Capital and a $230,000 qualitative allowance associated with performing loans acquired in the merger with Citizens South.

Noninterest income decreased $240,000, or 6%, to $3.6 million for 2013Q1, compared to $3.8 million in 2012Q4.  Mortgage banking income increased $153,000, or 19%, to a record $968,000, including $89,000 from revenue recognition associated with ASC 815-10-S99-1 (formerly Staff Accounting Bulletin 109), in part due to an increased pipeline of mortgage loans and origination capacity resulting from the merger with Citizens South. Income from wealth management activities increased $15,000, or 2%, to a record $708,000. These increases were, however, offset by decreases in service charges on deposit accounts, driven by lower NSF fees, and decreased other noninterest income, driven by lower claims on FDIC loss share agreements.  ATM and card income also decreased during the period due, in part, to timing issues related to vendor conversion.

Noninterest expenses decreased $4.2 million, or 21%, in 2013Q1 to $16.0 million, compared to $20.3 million in 2012Q4 and increased $5.0 million, or 46%, from $11.0 million in 2012Q1. Adjusted noninterest expenses, which excludes merger-related expenses of $836,000, $3.2 million and $930,000 for 2013Q1, 2012Q4 and 2012Q1, respectively, decreased $1.9 million, or 11%, to $15.1 million in 2013Q1 compared to $17.1 million in 2012Q4, and increased $5.1 million, or 51%, compared to $10.1 million in 2012Q1. The decrease in adjusted noninterest expenses from 2012Q4 resulted from a $623,000, or 7%, decrease in employee related expenses, reflecting continued cost reduction efforts following the merger with Citizens South, and a $1.6 million, or 137%, swing in OREO operating costs from an expense of $1.2 million to a gain of $428,000, reflecting continued success in resolving problem assets. The increase in adjusted noninterest expenses from 2012Q1 resulted primarily from the merger with Citizens South.

Balance Sheet

Total assets decreased $49.2 million, or 2%, to $1.98 billion at 2013Q1 compared to total assets of $2.03 billion at 2012Q4. Cash and equivalents decreased $61.9 million, or 34%, to $122.2 million during the quarter. Approximately $52.0 million of this decrease resulted from the redeployment of funds into the securities portfolio, which totaled $305.0 million at 2013Q1, and approximately $9.9 million was utilized to reduce higher-priced deposits. Total loans, which exclude loans held for sale, decreased $27.0 million, or 2%, to $1.3 billion at 2013Q1, including $91.9 million in covered loans. This decrease included a managed $18.3 million, or 8%, decline in less attractive PCI loans. The remainder of the decrease resulted from a decline in other acquired loans. Our metropolitan markets, which include Charlotte, Raleigh and Wilmington, North Carolina and Greenville and Charleston, South Carolina, generated net loan originations of $7.8 million during the quarter, representing a 7% annualized growth rate. This origination activity remains somewhat tempered by aggressive competition with respect to term structure and interest rates, as well as by continued general softness in the economy.

Loan mix did not shift materially during the first quarter. Total consumer loans remained at 31% of total loans at 2013Q1, with residential mortgages and home equity lines of credit remaining at 14% and 12% of total loans, respectively. The combination of commercial and industrial and owner-occupied real estate loans remained the largest category at 30% of total loans at 2013Q1, but declined from 31% of total loans at 2012Q4. Investor owned commercial real estate represented 28% of total loans compared to 27% at 2012Q4. Acquisition, construction and development (A,C&D) loans represented 11% of total loans compared to 10% at 2012Q4.  Approximately 25% of this A,C&D exposure is held net of acquisition accounting fair market value adjustments on PCI loans.

In terms of accounting designations, PCI loans decreased $18.3 million, or 8%, during 2013Q1 to $216.0 million (16% of total loans), acquired performing loans decreased $58.4 million, or 10%, to $556.1 million (42% of total loans), and non-acquired loans increased $49.7 million, or 10%, to $557.6 million (42% of total loans). Non-acquired loans include certain renewed and/or restructured acquired performing loans that are redesignated as non-acquired, which accounts for the difference between growth in this accounting category and the earlier mentioned net growth in loan originations in our metropolitan markets. Acquired performing loans include a remaining $7.9 million net acquisition accounting fair market value adjustment, representing a 1.41% “mark,” and PCI loans include a remaining $17.6 million net acquisition accounting fair market value adjustment, representing a 16.13% “mark.” Period end accretable yield, which is an estimate of future interest income on a level-yield basis over the life of PCI loans, increased $2.8 million, or 7%, to $45.6 million at 2013Q1 due to an increase in expected cash flows.

Total deposits decreased $37.2 million, or 2%, to $1.59 billion at 2013Q1 compared to $1.63 billion at 2012Q4. Noninterest bearing demand deposits increased $13.4 million, or 6%, to $256.9 million (16% of total deposits) as a result of continued focus on this category. Money market, NOW and savings deposits decreased $25.2 million, or 3%, to $733.5 million (46% of total deposits), due in part to post-merger repricing strategies. Local time deposits decreased $18.1 million, or 3%, to $500.7 million (31% of total deposits), due again in part to post-merger repricing strategies. Finally, brokered deposits decreased $7.2 million, or 7%, to $103.8 million (7% of total deposits) as management elected not to renew maturing certificates.

Total borrowings decreased $14.7 million, or 14%, to $87.1 million at 2013Q1 compared to $101.7 million at 2012Q4, due to a reduction in Federal Home Loan Bank (FHLB) advances. Borrowings at 2013Q1 included $55.0 million in FHLB borrowings, $14.8 million of acquired trust preferred securities, net of acquisition accounting fair market value adjustments, and $6.9 million of Tier 2-eligible subordinated debt.

Total shareholders’ equity increased $3.3 million, or 1%, to $279.0 million at 2013Q1 compared to $275.5 million at 2012Q4, driven by higher retained earnings. Total shareholders’ equity includes $20.5 million of preferred stock issued in association with the Citizens South merger upon conversion of its preferred stock previously issued to the United States Department of the Treasury in connection with its participation in the Small Business Lending Fund. The company’s ratio of tangible common equity to tangible assets increased to 11.51% at 2013Q1 from 11.05% at 2012Q4 as a result of the increase in equity and decrease in total assets. Similarly, the Tier 1 leverage ratio increased to 11.72% at 2013Q1 from 11.25% at 2012Q4.

A revision to the net acquisition accounting fair market value adjustments associated with the FDIC receivable for loss share agreements led to a $1.6 million, or 7%, increase in goodwill resulting from the merger with Citizens South to $24.7 million at 2013Q1 and 2012Q4, compared to the originally reported $23.1 million at 2012Q4. This revision reflects a measurement period adjustment to increase expected cash flows from the underlying covered loan and OREO portfolios, which suggests a reduced need for loss share reimbursements over the life of the agreements.

Asset Quality

Asset quality continued to improve in the first quarter and remains a point of strength for the company. Nonperforming loans decreased $708,000, or 4%, to $17.1 million at 2013Q1, or 1.29% of total loans, compared to $17.8 million at 2012Q4, or 1.31% of total loans. Nonperforming assets decreased $4.5 million, or 11%, to $38.4 million at 2013Q1, or 1.93% of total assets, compared to $42.9 million at 2012Q4, or 2.11% of total assets. Nonperforming assets include $7.7 million of covered OREO for which the company expects certain losses to be reimbursed under the FDIC loss share agreements. The company reported net charge-offs of $151,000, or 0.05% of average loans (annualized), in 2013Q1, compared to a net recovery of $390,000 in 2012Q4, or 0.11% of average loans (annualized). Excluding the recognition of previously expensed impairments on PCI loans, the company reported a net recovery of $264,000, or 0.08% of average loans (annualized), in 2013Q1.

The allowance for loan losses was $10.7 million, or 0.81% of total loans at 2013Q1, compared to $10.6 million, or 0.78% of total loans at 2012Q4. Adjusted allowance for loan losses, which includes the allowance for loan losses and net acquisition accounting fair market value adjustments for acquired performing and PCI loans, represented 4.54% of total loans at 2013Q1 compared to 4.74% at 2012Q4.

During the first quarter of 2011, and as contemplated in Park Sterling’s 2010 equity offering, 568,260 shares of restricted stock were issued but will not vest until the company’s share price achieves certain performance thresholds above the equity offering price (these restricted stock awards vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). These performance thresholds have not yet been achieved. Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

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Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (April 25, 2013).  The conference call can be accessed by dialing (888) 317-6016 and requesting the Park Sterling Corporation earnings call.  Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call.  A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10027637.

About Park Sterling Corporation
Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina.  Park Sterling, a regional community-focused financial services company with approximately $2 billion in assets, is the largest community bank in the Charlotte area and has 44 banking offices stretching across the Carolinas and into North Georgia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage brokerage, cash management, consumer and business finance, and wealth management services. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Financial Measures
Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs/ recoveries, and related ratios and per share measures, as used throughout this release, are non-GAAP financial measures. For additional information, see “Reconciliation of Non-GAAP Financial Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements
This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events, results and conditions, including financial and other estimates and expectations regarding the merger with Citizens South Banking Corporation; the  general business strategy of engaging in bank mergers, organic growth,  branch openings and closings, expansion or addition of product capabilities, expected footprint of the banking franchise and anticipated asset size; anticipated loan growth; changes in loan mix and deposit mix; capital and liquidity levels; net interest income, provision expense, noninterest income and noninterest expenses; credit trends and conditions, including loan losses, allowance for loan loss, charge-offs, delinquency trends and nonperforming asset levels; the amount, timing and prices of share repurchases; and other similar matters. These forward-looking statements are not guarantees of future results or performance and by their nature involve certain risks and uncertainties that are based on management’s beliefs and assumptions and on the information available to Park Sterling at the time that these disclosures were prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling’s filings with the SEC: failure to realize synergies and other financial benefits from the Citizens South merger within the expected time frames; increases in expected costs or decreases in expected savings or difficulties related to integration of the merger; inability to identify and successfully negotiate and complete additional combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including the company’s ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; the effects of negative or soft economic conditions or a “double dip” recession, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; the impact of deterioration of the United States credit standing; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; fluctuations in the market price of the common stock,  regulatory, legal and contractual requirements, other uses of capital, the company’s financial performance, market conditions generally or modification, extension or termination of the authorization by the board of directors, in each case impacting purchases of common stock; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling’s financial statements; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

###
For additional information contact:
David Gaines
Chief Financial Officer
(704) 716-2134
david.gaines@parksterlingbank.com

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$18,140	$20,269	$10,346	$10,416	$12,110
Taxable investment securities	866	792	826	969	1,020
Tax-exempt investment securities	190	191	187	186	185
Nonmarketable equity securities	48	80	22	28	64
Interest on deposits at banks	62	79	34	28	10
Federal funds sold	17	11	16	15	8
Total interest income	19,323	21,422	11,431	11,642	13,397
Interest expense
Money market, NOW and savings deposits	407	491	339	333	326
Time deposits	608	777	632	720	821
Short-term borrowings	6	7	-	-	3
FHLB advances	137	143	149	148	161
Subordinated debt	429	472	340	341	367
Total interest expense	1,587	1,890	1,460	1,542	1,678
Net interest income	17,736	19,532	9,971	10,100	11,719
Provision for loan losses	309	994	7	899	123
Net interest income after provision	17,427	18,538	9,964	9,201	11,596
Noninterest income
Service charges on deposit accounts	764	879	324	299	314
Mortgage banking income	968	815	662	540	461
Income from wealth management activities	708	693	665	661	599
ATM and card income	598	664	207	223	228
Income from bank-owned life insurance	381	450	294	260	259
Gain on sale of securities available for sale	-	-	989	489	-
Other noninterest income	149	307	177	91	94
Total noninterest income	3,568	3,808	3,318	2,563	1,955
Noninterest expenses
Salaries and employee benefits	8,778	11,041	6,314	5,871	6,118
Occupancy and equipment	1,908	1,942	928	910	820
Data processing and outside service fees	1,653	1,599	784	696	1,291
Legal and professional fees	893	1,077	1,181	614	312
Deposit charges and FDIC insurance	487	473	261	250	291
Communication fees	432	319	198	196	232
Postage and supplies	329	360	112	124	196
Loan and collection expense	326	248	434	295	244
Core deposit intangible amortization	257	257	102	102	102
Advertising and promotion	220	367	144	108	161
Net cost of operation of other real estate owned	(428)	1,167	964	809	522
Other noninterest expense	1,176	1,403	781	860	714
Total noninterest expenses	16,031	20,253	12,203	10,835	11,003
Income before income taxes	4,964	2,093	1,079	929	2,548
Income tax expense	1,724	771	459	251	825
Net income	3,240	1,322	620	678	1,723
Preferred dividends	51	51	-	-	-
Net income available to common shares	$3,189	$1,271	$620	$678	$1,723

Earnings per common share, fully diluted	$0.07	$0.03	$0.02	$0.02	$0.05
Weighted average diluted common shares	44,069,053	44,025,874	32,138,554	32,120,402	32,075,398

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)

	March 31, 2013	December 31, 2012*	September 30, 2012	June 30, 2012	March 31, 2012
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$19,249	$36,716	$47,115	$15,898	$18,016
Interest-earning balances at banks	51,861	101,431	37,256	29,795	15,567
Investment securities available-for-sale	299,073	245,571	186,802	222,221	232,464
Nonmarketable equity securities	5,913	7,422	4,599	5,470	8,510
Federal funds sold	51,155	45,995	22,165	29,455	20,085
Loans held for sale	11,659	14,147	6,095	5,331	8,055
Loans - Non-covered	1,237,813	1,255,019	708,283	712,506	727,862
Loans - Covered	91,936	101,688	-	-	-
Allowance for loan losses	(10,749)	(10,591)	(9,207)	(9,431)	(9,556)
Net loans	1,319,000	1,346,116	699,076	703,075	718,306

Premises and equipment, net	57,596	57,222	26,729	24,619	24,371
FDIC receivable for loss share agreements	15,340	18,697	-	-	-
Other real estate owned - non-covered	13,597	18,427	13,028	14,744	16,674
Other real estate owned - covered	7,654	6,646	-	-	-
Bank-owned life insurance	46,546	46,133	26,945	26,689	26,456
Deferred tax asset	40,843	42,629	29,087	29,841	30,143
Goodwill	24,717	24,717	622	622	649
Core deposit intangible	9,401	9,658	3,715	3,817	3,920
Other assets	9,967	11,267	6,954	7,542	7,535

Total assets	$1,983,571	$2,032,794	$1,110,188	$1,119,119	$1,130,751

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$256,931	$243,495	$165,899	$158,838	$148,929
Money market, NOW and savings	733,493	758,763	341,788	332,648	329,633
Time deposits	604,397	629,746	323,988	350,548	377,875
Total deposits	1,594,821	1,632,004	831,675	842,034	856,437

Short-term borrowings	10,368	10,143	1,135	1,678	852
FHLB advances	55,000	70,000	55,000	55,000	55,000
Subordinated debt	21,692	21,573	12,592	12,494	12,396
Accrued expenses and other liabilities	22,705	23,372	13,982	13,727	13,250
Total liabilities	1,704,586	1,757,092	914,384	924,933	937,935

Shareholders' equity:
Preferred stock	20,500	20,500	-	-	-
Common stock	44,648	44,576	32,707	32,707	32,644
Additional paid-in capital	221,450	220,996	173,826	173,318	172,873
Accumulated deficit	(10,379)	(13,568)	(14,839)	(15,459)	(16,137)
Accumulated other comprehensive income	2,766	3,198	4,110	3,620	3,436
Total shareholders' equity	278,985	275,702	195,804	194,186	192,816

Total liabilities and shareholders' equity	$1,983,571	$2,032,794	$1,110,188	$1,119,119	$1,130,751

Common shares issued and outstanding	44,648,165	44,575,853	32,706,627	32,706,627	32,643,627

* Derived from audited financial statements. Revised to reflect measurement period adjustments to goodwill.

PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)

	March 31, 2013	December 31, 2012*	September 30, 2012	June 30, 2012	March 31, 2012
BY LOAN TYPE	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$118,796	$119,132	$70,155	$67,821	$72,094
Commercial real estate - owner-occupied	285,353	299,417	161,360	161,467	166,064
Commercial real estate - investor income producing	367,434	371,956	206,808	197,368	193,641
Acquisition, construction and development	140,869	140,661	81,027	86,612	87,065
Other commercial	4,894	5,628	13,059	13,486	13,518
Total commercial loans	917,346	936,794	532,409	526,754	532,382

Consumer:
Residential mortgage	180,368	188,532	58,062	66,876	75,377
Home equity lines of credit	156,802	163,625	82,690	83,661	86,029
Residential construction	55,205	52,811	25,872	25,559	24,670
Other loans to individuals	20,237	15,554	9,839	10,119	9,635
Total consumer loans	412,612	420,522	176,463	186,215	195,711
Total loans	1,329,958	1,357,316	708,872	712,969	728,093
Deferred costs (fees)	(209)	(609)	(589)	(463)	(231)
Total loans, net of deferred costs (fees)	$1,329,749	$1,356,707	$708,283	$712,506	$727,862

* Derived from audited financial statements.

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
BY ACQUIRED AND NON-ACQUIRED**	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Acquired loans - performing	$556,135	$614,518	$246,267	$262,104	$285,174
Acquired loans - purchase credit impaired	215,968	234,282	42,823	48,045	55,843
Total acquired loans	772,103	848,800	289,090	310,149	341,017
Non-acquired loans, net of deferred costs (fees)	557,646	507,907	419,193	402,357	386,845
Total loans	$1,329,749	$1,356,707	$708,283	$712,506	$727,862

** Includes loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$10,591	$9,207	$9,431	$9,556	$10,154
Provision for loan losses	309	994	7	899	123
Loans charged-off	(782)	(330)	(1,102)	(1,262)	(828)
Recoveries of loans charged-off	631	720	871	238	107
End of period allowance	10,749	10,591	9,207	9,431	9,556

Net charge-offs (recoveries)	$151	$(390)	$231	$1,024	$721
Net charge-offs (recoveries) to average loans (annualized)	0.05%	-0.11%	0.13%	0.56%	0.39%

PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
THREE MONTHS

($ in thousands)	March 31, 2013			March 31, 2012
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans with fees (1)(2)	$1,346,603	$18,140	5.46%	$746,433	$12,110	6.53%
Fed funds sold	46,081	17	0.15%	13,116	8	0.25%
Taxable investment securities	244,899	866	1.41%	214,467	1,020	1.90%
Tax-exempt investment securities	17,896	190	4.25%	17,824	185	4.15%
Other interest-earning assets	76,887	110	0.58%	21,920	74	1.36%

Total interest-earning assets	1,732,366	19,323	4.52%	1,013,760	13,397	5.32%

Allowance for loan losses	(11,716)			(9,833)
Cash and due from banks	30,111			17,059
Premises and equipment	57,388			24,509
Goodwill	23,346			461
Intangible assets	9,487			3,954
Other assets	137,162			82,262

Total assets	$1,978,144			$1,132,172

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$304,179	$90	0.12%	$78,571	$64	0.33%
Savings and money market	435,943	317	0.29%	246,726	262	0.43%
Time deposits - core	506,557	330	0.26%	235,657	423	0.72%
Time deposits - brokered	107,324	278	1.05%	145,251	398	1.10%
Total interest-bearing deposits	1,354,003	1,015	0.30%	706,205	1,147	0.65%
Federal Home Loan Bank advances	55,167	137	1.01%	58,297	161	1.11%
Subordinated debt	21,628	429	8.04%	12,363	367	11.94%
Other borrowings	9,146	6	0.27%	2,501	3	0.48%
Total borrowed funds	85,941	572	2.70%	73,161	531	2.92%

Total interest-bearing liabilities	1,439,944	1,587	0.45%	779,366	1,678	0.87%

Net interest rate spread		17,736	4.08%		11,719	4.45%

Noninterest-bearing demand deposits	240,263			145,724
Other liabilities	19,203			14,446
Shareholders' equity	278,734			192,636

Total liabilities and shareholders' equity	$1,978,144			$1,132,172

Net interest margin			4.15%			4.65%
Net interest margin (fully tax-equivalent) (4)			4.19%			4.69%

(1)	Nonaccrual loans are included in the average loan balances.
(2)	Interest income and yields for the three months ended March 31, 2013 and 2012 include accretion from acquisition accounting adjustments associated with acquired loans.
(3)	Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.
(4)	Fully tax-equivalent basis at 34.40% and 32.39% tax rate at March 31, 2013 and 2012, respectively, for nontaxable securities and loans.

PARK STERLING CORPORATION
SELECTED RATIOS

($ in thousands, except per share amounts)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
ASSET QUALITY
Nonaccrual loans	$9,725	$10,374	$9,792	$16,757	$17,703
Troubled debt restructuring	7,383	7,367	7,390	3,428	3,451
Past due 90 days plus (and still accruing)	2	77	164	131	698
Nonperforming loans	17,110	17,818	17,346	20,316	21,852
OREO	21,251	25,073	13,028	14,744	16,674
Nonperforming assets	38,361	42,891	30,374	35,060	38,526
Past due 30-59 days (and still accruing)	1,250	607	1,040	992	742
Past due 60-89 days (and still accruing)	521	121	561	74	764

Nonperforming loans to total loans	1.29%	1.31%	2.45%	2.85%	3.00%
Nonperforming assets to total assets	1.93%	2.11%	2.74%	3.13%	3.41%
Allowance to total loans	0.81%	0.78%	1.30%	1.32%	1.31%
Allowance to nonperforming loans	62.82%	59.44%	53.08%	46.42%	43.73%
Allowance to nonperforming assets	28.02%	24.69%	30.31%	26.90%	24.80%
Past due 30-89 days (accruing) to total loans	0.13%	0.05%	0.23%	0.15%	0.21%
Net charge-offs (recoveries) to average loans (annualized)	0.05%	-0.11%	0.13%	0.56%	0.39%

CAPITAL
Book value per common share	$5.87	$5.80	$6.09	$6.04	$6.01
Tangible book value per common share**	$5.09	$5.02	$5.96	$5.90	$5.87
Common shares outstanding	44,648,165	44,575,853	32,706,627	32,706,627	32,643,627
Average dilutive common shares outstanding	44,069,053	44,025,874	32,138,554	32,138,402	32,075,398

Tier 1 capital	$223,307	$219,060	$165,345	$162,167	$161,337
Tier 2 capital	17,644	17,611	16,103	16,326	16,451
Total risk based capital	240,951	236,671	181,447	178,494	177,788
Risk weighted assets	1,436,350	1,452,229	774,035	769,382	786,703
Average assets for leverage ratio	1,906,061	1,947,156	1,074,410	1,087,079	1,092,468

Tier 1 ratio	15.55%	15.08%	21.36%	21.08%	20.51%
Total risk based capital ratio	16.78%	16.30%	23.44%	23.20%	22.60%
Tier 1 leverage ratio	11.72%	11.25%	15.39%	14.92%	14.77%
Tangible common equity to tangible assets**	11.51%	11.05%	17.31%	17.02%	16.72%

LIQUIDITY
Net loans to total deposits	82.71%	82.48%	84.06%	83.50%	83.87%
Reliance on wholesale funding	11.35%	12.27%	22.24%	23.02%	23.98%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.65%	0.25%	0.22%	0.24%	0.61%
Return on Average Common Equity	5.01%	1.96%	1.26%	1.40%	3.60%
Net interest margin (non-tax equivalent)	4.15%	4.36%	3.97%	4.01%	4.65%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	0.32%	n/a	n/a	n/a
Return on Average Equity	n/a	1.99%	n/a	n/a	n/a
Net interest margin (non-tax equivalent)	n/a	4.27%	n/a	n/a	n/a

** Non-GAAP financial measure

Non-GAAP Financial Measures
Tangible assets, tangible common equity, tangible book value, adjusted net income available to common shareholders, adjusted net interest margin, adjusted noninterest income, adjusted noninterest expenses, adjusted allowance for loan losses, adjusted net charge-offs/ recoveries, and related ratios and per share measures, including adjusted return on average assets and adjusted return on average equity, as used throughout this release, are non-GAAP financial measures. Management uses (i) tangible assets, tangible common equity and tangible book value (which exclude goodwill and other intangibles from equity and assets), and related ratios, to evaluate the adequacy of shareholders’ equity and to facilitate comparisons with peers; (ii) adjusted allowance for loan losses (which includes net FMV adjustments related to acquired loans) and adjusted net charge-offs/ recoveries (which exclude the impact of acquisition accounting related to PCI loans) to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and (iii) adjusted net income, adjusted noninterest income and adjusted noninterest expenses (which exclude merger-related expenses and gain on sale of securities, as applicable), and adjusted net interest margin (which excludes accelerated accretion of net acquisition accounting fair market value adjustments), and adjusted return on average assets and adjusted return on average equity (which excludes merger-related expenses and gain on sale of securities) to evaluate core earnings and to facilitate comparisons with peers.

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
(three month and period end results unless otherwise stated)
	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted net income
Pretax income (as reported)	$4,964	$2,093	$1,079	$929	$2,548
Plus: merger-related expenses	836	3,167	1,364	434	930
Less: gain on sale of securities	-	-	(989)	(489)	-
Adjusted pretax income	5,800	5,260	1,454	874	3,478
Tax expense	1,995	1,691	467	281	1,118
Adjusted net income	$3,805	$3,569	$987	$593	$2,360
Preferred dividends	51	51	-	-	-
Adjusted net income available to common shareholders	$3,754	$3,518	$987	$593	$2,360

Divided by: weighted average diluted shares	44,069,053	44,025,874	32,138,554	32,120,402	32,075,398
Adjusted net income available to common shareholders per share	$0.09	$0.08	$0.03	$0.02	$0.07
Estimated tax rate	34.40%	32.15%	32.15%	32.15%	32.15%

Adjusted net interest margin
Net interest income (as reported)	$17,736	$19,532	$9,971	$10,100	$11,719
Less: accelerated mark accretion	-	(921)	17	(277)	(1,469)
Less: other accelerated accretion	-	(121)	-	-	-
Adjusted net interest income	17,736	18,490	9,988	9,823	10,250
Divided by: average earning assets	1,732,366	1,782,922	998,669	1,012,570	1,013,760
Mutliplied by: annualization factor	4.06	3.98	3.98	4.02	4.02
Adjusted net interest margin	4.15%	4.13%	3.98%	3.90%	4.07%
Net interest margin	4.15%	4.36%	3.97%	4.01%	4.65%

Adjusted noninterest income
Noninterest income (as reported)	$3,568	$3,808	$3,318	$2,563	$1,955
Less: gain on sale of securities	-	-	(989)	(489)	-
Adjusted noninterest income	$3,568	$3,808	$2,329	$2,074	$1,955

Adjusted noninterest expense
Noninterest expense (as reported)	$16,031	$20,253	$12,203	$10,835	$11,003
Less: merger-related expenses	(836)	(3,167)	(1,364)	(434)	(930)
Adjusted noninterest expense	15,195	17,086	10,839	10,401	10,073

Adjusted return on average assets
Adjusted net income available to common shareholders	$3,754	$3,518	$987	$593	$2,360
Divided by: average assets	1,978,144	2,020,662	1,112,923	1,127,031	1,131,360
Mutliplied by: annualization factor	4.06	3.98	3.98	4.02	4.02
Adjusted return on average assets	0.77%	0.69%	0.35%	0.21%	0.84%
Return on average assets	0.65%	0.25%	0.22%	0.24%	0.61%

Adjusted return on average equity
Adjusted net income available to common shareholders	$3,754	$3,518	$987	$593	$2,360
Divided by: average common equity	258,234	257,335	196,013	194,345	192,398
Mutliplied by: annualization factor	4.06	3.98	3.98	4.02	4.02
Adjusted return on average equity	5.90%	5.44%	2.00%	1.23%	4.93%
Return on average equity	5.01%	1.96%	1.26%	1.40%	3.60%

 PARK STERLING CORPORATION
 RECONCILIATION OF NON-GAAP MEASURES
 ($ in thousands, except per share amounts)
 (three month and period end results unless otherwise stated)

	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Tangible common equity to tangible assets
Total assets	$1,983,571	$2,032,794	$1,110,188	$1,119,119	$1,130,751
Less: intangible assets	(34,118)	(34,375)	(4,337)	(4,439)	(4,569)
Tangible assets	$1,949,453	$1,998,419	$1,105,851	$1,114,680	$1,126,182

Total common equity	$258,485	$255,202	$195,804	$194,186	$192,816
Less: intangible assets	(34,118)	(34,375)	(4,337)	(4,439)	(4,569)
Tangible common equity	$224,367	$220,827	$191,467	$189,747	$188,247

Tangible common equity	$224,367	$220,827	$191,467	$189,747	$188,247
Divided by: tangible assets	$1,949,453	$1,998,419	$1,105,851	$1,114,680	$1,126,182
Tangible common equity to tangible assets	11.51%	11.05%	17.31%	17.02%	16.72%

Tangible book value per share
Issued and outstanding shares	44,648,165	44,575,853	32,706,627	32,706,627	32,643,627
Less: nondilutive restricted stock awards	(568,260)	(568,260)	(568,260)	(568,260)	(568,260)
Period end dilutive shares	44,079,905	44,007,593	32,138,367	32,138,367	32,075,367

Tangible common equity	$224,367	$220,827	$191,467	$189,747	$188,247
Divided by: period end dilutive shares	44,079,905	44,007,593	32,138,367	32,138,367	32,075,367
Tangible common book value per share	$5.09	$5.02	$5.96	$5.90	$5.87

Adjusted allowance for loan losses
Allowance for loan losses	$10,749	$10,591	$9,207	$9,431	$9,556
Plus: acquisition accounting net FMV adjustments to acquired loans	49,633	53,719	21,512	24,264	31,957
Adjusted allowance for loan losses	$60,382	$64,310	$30,719	$33,695	$41,513
Divided by: total loans (excluding LHFS)	$1,329,749	$1,356,707	$708,283	$712,506	$727,862
Adjusted allowance for loan losses to total loans	4.54%	4.74%	4.34%	4.73%	5.70%

Adjusted net charge-offs/ recoveries
Net charge-offs (recoveries)	$151	$(390)	$231	$1,024	$721
Plus: impact of acquisition accounting related PCI loans	(415)	-	-	-	-
Adjusted net charge-offs (recoveries)	(264)	(390)	231	1,024	721
Divided by: average loans	1,335,224	1,388,627	719,397	729,163	746,433
Mutliplied by: annualization factor	4.06	3.98	3.98	4.02	4.02
Adjusted net charge-offs (recoveries) (annualized)	-0.08%	-0.11%	0.13%	0.56%	0.39%
Net charge-offs (recoveries) (annualized)	0.05%	-0.11%	0.13%	0.56%	0.39%